Exhibit 99(a)

FOR RELEASE:	Friday, March 31, 2006 9:30 a.m.	CONTACT: Delphi — Media Contacts Claudia Piccinin — 248-813-2942 Lindsey Williams — 248-813-2528 Brad Jackson — 248-813-6873
DELPHI OUTLINES TRANSFORMATION PLAN
Outlines strategic path to 2007 emergence from Chapter 11
Continues negotiations with U.S. unions and General Motors toward consensual agreement to transform to a competitive U.S. labor cost structure
Initiates “dual track” Bankruptcy Court process to reject collective bargaining agreements and certain unprofitable General Motors contracts
Company will retain and grow core business product lines and realign manufacturing footprint; non-core businesses to be sold or wound-down by 2008
Global salaried workforce to be reduced by 25% through portfolio and product transformation and SG&A cost savings initiatives
Hourly and salaried U.S. defined benefit pension plans to be retained but frozen by end of 2006; Delphi to implement competitive benefits packages for workforce and seek pension funding solution
     Troy, Mich. — Delphi Corp. (OTC:DPHIQ) today outlined its strategy to prepare for its return to stable, profitable business operations through a broad-based global restructuring in order to complete the Chapter 11 cases for Delphi and 41 of its domestic U.S. subsidiaries in the first half of 2007 as previously announced. Delphi’s transformation plan is intended to allow the company to become competitive in the global marketplace.
     “We are clearly focused on Delphi’s future,” said Delphi Chairman and CEO Robert S. “Steve” Miller. “Emergence from the Chapter 11 process in the U.S. requires that we make difficult, yet necessary, decisions. To complete our restructuring process, we must focus on five key areas. First, we must modify our labor agreements to create a competitive arena in which to conduct business going forward. Second, we must conclude our negotiations with General Motors to finalize its financial support for the legacy and labor costs we currently carry and to ascertain its business commitment to Delphi going forward. Third, we have to streamline our product portfolio to capitalize on our world-class technology and market strengths and make the necessary manufacturing alignment with our new focus. Fourth, we must also transform our salaried workforce to ensure that our organizational and cost structure is competitive and aligned with our product portfolio and manufacturing footprint. And fifth, we must devise a workable solution to our current pension situation, whether it is to stretch out pension payments or develop an alternate solution. We are mindful of the impact the implementation of this plan will have on some of our stakeholders, including our employees and communities, yet ultimately, these actions will result in a stronger company with future global growth opportunities.”
Court Motions Underscore Determination to Achieve Competitiveness
     While there has been recent progress in discussions with the company’s unions and GM, particularly on the U.S. Hourly Attrition Programs, the parties have not yet reached comprehensive agreements. Consequently, Delphi will be filing two motions later today: its motions under Sections 1113 and 1114 of the U.S. Bankruptcy Code seeking authority to reject U.S. labor agreements after ten days’ notice to the unions and to modify retiree benefits, and its initial motion to reject unprofitable supply contracts with GM. The Section 1113 and 1114 filing is consistent with the scheduling order signed by the Bankruptcy Court on February 17, 2006.
     A hearing on the Section 1113 and 1114 motion has been scheduled for May 9 and May 10. The Court has provided a five-week time period between the filing of the motion and the Court hearing (rather than the 14 day period called for in the Bankruptcy Code) so that Delphi and its unions can continue working on consensual agreements before the hearing. The Court also directed the parties to promptly “meet and confer” to resolve the motion.
     “We are greatly encouraged by the progress our negotiations have made to date,” said Miller. “Our proposed U.S. Hourly Attrition Programs and labor proposals are designed to mitigate sudden financial impact on our hourly employees. The Special Attrition Program implements phased-in retirement opportunities, some with financial incentives, and provides 5,000 UAW-represented employees the opportunity to work at GM. In labor proposals, we have offered, subject to implementation of our transformation plan including GM support, buyout payments for employees who are not eligible for retirement of $140,000 for employees with ten years of service and $70,000 for less senior employees. We have also increased our wage proposal for current employees to $22 per hour (from $12.50 in our proposals last fall) through September 3, 2007. At that point, wages would be reduced to $16.50 per hour for existing employees but they would receive a $50,000 “wage buydown” payment. While our Court filings are necessary procedural steps to enable action that may become necessary at some point in the future, we are singularly focused on reaching a consensual resolution with all of our unions and GM before any court hearing is necessary.”
     Commenting on Delphi’s current unprofitable supply contracts with GM, Miller said, “We need GM to cover a greater portion of the costs of manufacturing products for GM at plants that bear the burden of our legacy costs. We simply cannot continue to sell products at a loss.” The company said that the initial GM contract rejection motion covers less than ten percent of GM’s contracts as listed in the statements and schedules filed on January 20, 2006, and approximately half of the North American annual purchase volume revenue from GM. Delphi expects this motion to be heard at the May 12 omnibus hearing, which is scheduled with 42 days’ notice (rather than the 20 days notice provided for by the Court’s case management order) to facilitate continued negotiations between Delphi and GM. The company said that it also delivered a letter to GM today initiating a process to reset the terms and conditions for more than 400 commercial agreements that expired between October 1, 2005, and March 31, 2006. The company said that the renewal of expired and expiring commercial contracts on acceptable terms and conditions to Delphi does not require Bankruptcy Court approval. The company also assured GM that Delphi would not unilaterally revise the terms and conditions on which Delphi was providing interim supply of parts to GM in connection with the expired contracts or file additional contract rejection motions prior to May 12 so long as GM did not initiate re-sourcing or other hostile commercial initiatives against Delphi.
     Miller emphasized: “Our message to our hourly workforce and GM is clear: Delphi remains committed to finding a consensual resolution to our issues and intends to continue to discuss with our unions and GM ways to become competitive in our U.S. operations. Even if it becomes necessary to complete the hearings on the motions being filed today and the company obtains the relief requested in these motions, Delphi will not immediately impose all of the relief sought in the motions. We intend to work with our unions and GM but at the end of the day Delphi must be competitive in the global marketplace.”

     “Our fiduciary duty as the management team and the Board of Directors at Delphi is to protect the value of the estate. We need to take the steps necessary to halt losses that continue to occur at an unsustainable rate and transform our business. Although today’s court filings are necessary to protect our businesses, we have not left the negotiating table. We have made considerable progress in recent weeks, and we intend to stay at it until we are finished,” Miller said. Consistent with its prior practice, the company said it will not comment further publicly about the status or substance of its discussions with GM or its unions while the discussions are ongoing.
Growth and Technology Leadership Foundation of Future Product Portfolio
     Delphi said in addition to improving operating efficiencies and reducing its overall cost-structure, it plans to focus its product portfolio on those core technologies for which Delphi has significant competitive and technological advantages and expects to provide the greatest opportunities for increased growth and profitability. The company does not expect the portfolio changes to have a significant impact on Delphi’s independent aftermarket or consumer electronics businesses. Delphi will continue to offer advanced technology and OE quality parts and service. Similarly, it does not expect an impact on medical, commercial vehicles or other adjacent-market businesses and product lines.
     Rodney O’Neal, president and chief operating officer, said Delphi will concentrate the organization around the following core strategic product lines:
•	Controls & Security (Body Security, Mechatronics, Power Products and Displays)

•	Electrical/Electronic Architecture (Electrical/Electronic Distribution Systems, Connection Systems and Electrical Centers)

•	Entertainment & Communications (Audio, Navigation and Telematics)

•	Powertrain (Diesel and Gas Engine Management Systems)

•	Safety (Occupant Protection and Safety Electronics)

•	Thermal (Climate Control & Powertrain Cooling)
O’Neal said that these core businesses are where Delphi’s technical strength can provide the greatest support and differentiation to its customers in automotive, aftermarket, consumer electronics, and adjacent markets such as commercial vehicles, medical systems, computers and peripherals, military/aerospace, telecommunications, commercial, residential, and transportation products.

     As part of the transformation plan, the company has identified the following U.S. manufacturing sites as its core automotive facilities in the United States:

•	Brookhaven, Mississippi

•	Clinton, Mississippi

•	Grand Rapids, Michigan

•	Kokomo, Indiana

•	Lockport, New York

•	Rochester, New York

•	Warren, Ohio

•	Vandalia, Ohio

To achieve profitability and become competitive, these locations must implement productivity enhancements, product line restructuring and workforce reductions.
     “We will allocate our capital and resources into a focused product portfolio, especially where our customers demand technologies that distinguish their products from the competition,” said O’Neal. “Our emphasis will be on products with greater electronics content, precision manufacturing and complex, complete systems for our diverse customer base.”
     Delphi will maintain its commitment to technology development, and plans to continue investing more than seven percent of annual revenue into the development of future products in these and adjacent growth markets. O’Neal said, “Stability is key to our customer programs. Just as we have maintained supply to our customers during these Chapter 11 cases, we will work to ensure that our transformation is seamless and transparent.” O’Neal also said that there must be significant changes at many of the company’s remaining operations, including reduction in non-core support operations, implementation of more productive work practices, subcontracting, and other initiatives intended to achieve future success and profitability.
Non-Core Product Lines and Plants
     O’Neal also identified non-core product lines that do not fit into the company’s future strategic framework and said that the company will seek to sell or wind-down these product lines. He emphasized that any sale or wind-down process will be conducted in consultation with the company’s customers, unions and other stakeholders to carefully manage the transition of affected product lines. He also said that the disposition of any U.S. operations would be accomplished in accordance with the requirements of the U.S. Bankruptcy Court. The company also will begin consultations with the European Works Councils in accordance with applicable laws.
     “Non-core product lines include Brake & Chassis Systems, Catalysts, Cockpits and Instrument Panels, Door Modules and Latches, Ride Dynamics, Steering and Wheel Bearings. We believe many of these product lines have the potential to compete successfully under new ownership that has the resources and capital to invest in them,” O’Neal said. In order to align

Delphi’s manufacturing footprint with its core businesses and competitive restructuring initiatives, the company said that it intends to sell or wind-down approximately one-third of its global manufacturing sites over time as part of the transformation plan.
     Separately, O’Neal added that in the case of Delphi Steering, the division has solid technology and a diverse customer base. Delphi recognizes that Steering is a strategic business, but will explore the possibility of potential sale and alliance opportunities that could make the division even stronger and better able to serve its customers.
     “These were difficult decisions, because Delphi has been in some of these businesses for decades,” O’Neal said. “These product lines offer valuable technology with dedicated and talented employees. Exiting them will help us become a focused company, and any sale proceeds would also maximize estate value — another important element for resolving our restructuring process in the U.S.”
     O’Neal said that the company continually evaluates its product portfolio and could retain or exit certain businesses depending on market forces or cost structure changes. The company said it intends to sell or wind-down non-core product lines and manufacturing sites by January 1, 2008. Delphi will also begin discussions with certain governmental agencies whose policies could help improve the competitiveness of plants and product lines regardless of whether they are to be retained or offered for sale.
Organizational Restructuring for Salaried Workforce
     O’Neal said that the company expects to reduce its global salaried workforce by as many as 8,500 employees, or 25 percent, as a result of portfolio and product rationalizations, and initiatives adopted following a recent analysis of the company’s selling, general & administration (SG&A) cost saving opportunities. The company believes once the SG&A plan is fully implemented, Delphi should realize savings of approximately $450 million per year in addition to savings realized from competitive measures planned for its core businesses and the disposition of non-core assets.
     “We expect that the portfolio and plant changes will also require reductions in the number of people required to support our business, including fewer officers and executives. Up to 40 percent of current corporate officer positions will ultimately be eliminated,” O’Neal said. “These changes will be implemented in conjunction with footprint and portfolio changes as well as other efforts to improve efficiency and reduce Delphi’s overall cost structure.” O’Neal emphasized that the transition process will be orderly and that the company will evaluate redeployment of salaried employees to available, although limited, openings within the U.S. as operations are sold or wound down. O’Neal said that the company intends to utilize existing salaried separation pay programs as it reduces the salaried workforce.
     In addition to the new organizational plan, which will be rolled out in the near future, and changes in its pension plans (discussed below), the company will also change its salaried benefits to bring them in line with other more cost-competitive companies. The company stated that it will restructure the current health care plan to implement increased employee cost sharing. Adjustments to other benefits to create a more competitive plan and meet employee needs will continue to be evaluated. These benefit changes will be implemented through regular Human Resource channels, and more information will be provided to all salaried employees in advance of any changes.
Retention of Defined Benefit Pension Plans for U.S. Hourly and Salaried Workforce
     The company said that one of the goals of its transformation plan is the retention of existing defined benefit U.S. pension plans for both its hourly and salaried workforce. In order to retain the programs and related benefits accrued by its active employees and retirees, the company said that it will be necessary to freeze the current hourly U.S. pension plan as of October 1, 2006, and to freeze the current U.S. salaried pension plan as of January 1, 2007. The company emphasized that freezing the plans will not result in a loss of accrued benefits for any current employee or retiree participating in the pension plans. The hourly plan (for employees who are more than seven years from retirement and not covered by the GM benefit guarantee) and the salaried plan will be replaced with defined contribution plans that include flexibility for both direct company contributions and company matching of employee contributions.
     The company said it will also be necessary to obtain relief from the Pension Benefit Guaranty Corporation, Internal Revenue Service, Department of Labor and potential congressional action in order to amortize funding contributions over a longer period in its transformation plan than may have previously occurred.
Timeline for Pursuit and Implementation of Transformation Plan
     As outlined by the company at the commencement of its Chapter 11 restructuring cases in October, 2005, Delphi expects to complete its U.S.-based restructuring and emerge from Chapter 11 business reorganization during the first half of 2007. While elements of its transformation plan are being implemented by the company, such as the realignment of Delphi’s global product portfolio and manufacturing footprint to preserve its core businesses and its salaried workforce reorganization and related SG&A cost savings measures, other critical elements require consensual agreements with Delphi’s unions, GM and governmental agencies. Agreements with these parties will ultimately be subject to the review of the company’s stakeholders including, the official unsecured creditors committee and official equity committee, as well as the approval of the U.S. Bankruptcy Court.
     Delphi also noted that the execution of its transformation plan through the Chapter 11 process may give rise to the incurrence of additional prepetition claims as collective bargaining agreements, executory contracts, retiree health benefits and pension plans, and the other liabilities of the company are addressed and resolved to maximize stakeholder value going forward. There is no assurance as to what values, if any, will be ascribed in the Chapter 11 cases as to the value of Delphi’s existing common stock and/or other equity securities. Delphi has previously reported in filings with the Securities and Exchange Commission, the U.S. Bankruptcy Court and the Office of the United States Trustee that it is highly unlikely that common equity holders will receive any value in the Chapter 11 cases on account of the equity securities of Delphi Corporation because of claims against the parent holding company relating to legacy liabilities and burdensome restrictions under current U.S. labor agreements as well as the realignment of Delphi’s global product portfolio and manufacturing footprint that must be achieved to preserve Delphi’s core businesses. Delphi noted that this result is in contrast to the value of Delphi’s non-U.S. subsidiaries, which are not Chapter 11 debtors, are continuing their business operations in the ordinary course of business without supervision from the Bankruptcy Court, and are not subject to the Chapter 11 requirements of the U.S. Bankruptcy Code. Accordingly, the company continues to urge that appropriate caution be exercised with respect to existing and future investments in any of these securities as their value and prospects are highly speculative.
     More information on Delphi’s U.S. restructuring is available at www.delphi.com. Access to Court documents and other general information about the Chapter 11 cases is available at www.delphidocket.com. Delphi has also set up two separate toll-free information lines: one for specific supplier inquiries, 866-688-8679 or 248-813-2601, and another for employees, customers, shareholders and other interested parties, 866-688-8740 or 248-813-2602.
     Delphi’s Chapter 11 cases were filed on October 8, 2005, in the United States Bankruptcy Court for the Southern District of New York and have been assigned to the Honorable Robert D. Drain under lead case number 05-44481 (RDD). Information on the case can also be obtained on the Bankruptcy Court’s website with Pacer registration: http://www.nysb.uscourts.gov.
     For more information about Delphi and its operating subsidiaries, visit Delphi’s Media Room at www.delphi.com/media/.

FORWARD LOOKING STATEMENT
This press release, as well as other statements made by Delphi may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the debtor-in-possession (“DIP”) financing facility; the company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company’s liquidity or results of operations; the ability of the company to execute its business plans, including the transformation plan described in this press release, and to do so in a timely fashion; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees; and the ability of the company to attract and retain customers. Other risk factors are listed from time to time in the company’s United States Securities and Exchange Commission reports, including, but not limited to the Annual Report on Form 10-K for the year ended December 31, 2004, and its most recent quarterly report on Form 10-Q for the quarter ended September 30, 2005, and current reports on Form 8-K. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing and as stated in its October 8, 2005, press release announcing the filing of its Chapter 11 reorganization cases, the company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to pre-petition liabilities.
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